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                                                                  Exhibit (c)(7)
PERSONAL AND CONFIDENTIAL


February 4, 1999


Ceridian Corporation
8100 34th Avenue South
Minneapolis, MN 55425

Attention:  Lawrence Perlman
            Chairman, President and CEO

Gentlemen:

In connection with your consideration of a possible negotiated transaction (a "Transaction") between you and ABR Information Services, Inc. (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree for a period of five years from the date hereof to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company, including any technical, trade secret or other proprietary information of the Company with which you or your Representatives (as hereinafter defined) may come into contact in the course of your investigation, whether before or after the date of this Agreement, together with any reports, analyses, compilations, records, notes and any other writings prepared by you or your Representatives which contain, reflect or are based upon such information (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another person, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the Company or another person.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible Transaction between the Company and you and not for any other purpose including but not limited to solicitation of the Company's customers, and that such information will be kept confidential by you and your Representatives; provided, however, that (i) any of such information may be disclosed to your directors, officers, employees, counsel, investment bankers and other representatives of you or your advisors, such persons being generally referred to herein as "Representatives", who need to know such information for the purpose of evaluating any possible


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Transaction between the Company and you (it being understood that such
Representatives shall be informed by you of the confidential nature of such information and any Evaluation Material prepared by them, and shall be directed by you to treat such information confidentially and in accordance with the terms hereof), and (ii) any disclosure of such information may be made to which the Company consents in writing.

You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer.

In addition, without the prior written consent of the Company, you will not, and will direct your Representatives, not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof (collectively, "Transaction Information"). If you or your Representatives are contacted within three years by any other person regarding a possible transaction involving the Company, you agree immediately to notify us of the details of any such contact.

In the event that you or any of your Representatives are required to disclose any Evaluation Material or Transaction Information (i) in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process) or (ii) in order, in the opinion of your outside counsel, to avoid violating the United States federal securities laws, you will in advance of such disclosure provide the Company with prompt notice of such requirement(s). You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with copies of any Evaluation Material and descriptions (written or oral) of the Transaction Information you intend to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company to the extent it may seek to limit such disclosure. If, in the absence of a protective order or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto), you or your Representatives are legally required to disclose Evaluation Material or Transaction Information to any tribunal or in order to comply with the United States federal securities laws, you may disclose such information without liability hereunder.

Further, without your prior written consent, we will not, and will direct our Representatives, not to, disclose to any person the fact that discussions or negotiations are taking place with you concerning a possible Transaction ("Bidder Information"). In the event that we or our Representatives are required to disclose any Bidder Information (i) in connection with any judicial or administrative


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proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process) or (ii) in order, in the opinion of our outside counsel, to avoid violating the United States federal securities laws, we will in advance of such disclosure provide you with prompt notice of such requirement(s).

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that you will not and shall cause your Representatives not to propose to the Company or any other person any transaction between you and the Company and/or its security holders or involving any of its securities or security holders unless the Company shall have requested in writing that you make such a proposal, and that you will not (i) acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, any of the Company's securities, businesses or assets (including rights or options to acquire such ownership) for a period of three years from the date of this letter unless the Company shall have consented in advance in writing to such acquisition, (ii) seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of the Company during such three year period or (iii) make any public disclosure, or take any action which could require the Company to make any public disclosure (under any law, rule or regulation or rule or regulation of a national securities exchange), with respect to any of the matters set forth in this Agreement, or enter into any agreement related to any of the foregoing.

Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its Representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its Representatives or advisors shall have any liability to you or any of your affiliates or Representatives resulting from the use of the Evaluation Material.

At any time, upon written request by the Company, you shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material prepared by you shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

For a period of two years from the date hereof, you agree that you and your affiliates will not, directly or indirectly, hire or seek to hire any employees of the Company. whose identity becomes known to you or your Representatives in connection with evaluating a possible Transaction, provided that


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nothing herein shall prevent you from hiring any person who responds to a general media advertisement or a non-directed search inquiry, or who makes an unsolicited contact for employment.

It is agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

The Company, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction, in the event of any breach or potential breach of the provisions of this Agreement. You agree that you will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law. You also agree that you will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Company's seeking or obtaining such relief.

You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of our respective Representatives thereof except for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

It is understood and agreed that if any provision contained in this Agreement or the application thereof to you, the Company, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provisions to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

This Agreement shall benefit and bind your successors and assigns and the successors and assigns of the Company. Any assignment of this Agreement by you without prior written consent of the Company shall be void.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York.


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Very truly yours,

ABR INFORMATION SERVICES, INC.



By /s/ Goldman, Sachs & Co.
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   Goldman, Sachs & Co.
   on behalf of ABR Information Services, Inc.


Confirmed and Agreed to:


CERIDIAN CORPORATION


By: /s/ A. Reid Shaw
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Date: February 4, 1999
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